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                   Consent of Independent Accountants


We hereby consent to the incorporation by reference of our report dated February 22, 1994, appearing on page 62 of this Annual Report on Form 10-K in (i) the Prospectus constituting part of the Registration Statement on Form S-8 (No. 33-15725) relating to The Consolidated Edison Discount Stock Purchase Plan, (ii) the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-62266) relating to $665 million principal amount of the Company's unsecured debt securities, and (iii) the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-51157) relating to the Company's Automatic Dividend Reinvestment and Cash Payment Plan.




PRICE WATERHOUSE

Price Waterhouse
New York, New York
March 29, 1994